Exhibit 10.5

Dated the 29th day of June 2022

IMENSON LIMITED

and

VG Zenith International Company Limited

TENANCY AGREEMENT

of

Level 22 of Tower I of Grand Central Plaza of

138 Sha Tin Rural Committee Road

Sha Tin, New Territories

Hong Kong

Deacons

5th Floor
Alexandra House
18 Chater Road
Central, Hong Kong

Tel: +852 2825 9211

Fax: +852 2810 0431

HongKong@deacons.com

www.deacons.com

LC:LAHILD 22/584257

TENANCY AGREEMENT

Dated the 29th day of June 2022

BETWEEN:-

(1)	IMENSON LIMITED care of Hang Seng Real Estate Management Limited whose correspondence address is 9th Floor, Hang Seng 113, 113 Argyle Street, Mongkok, Kowloon, Hong Kong (“Landlord”); and

(2)	VG Zenith International Company Limited (Company No. 1176796), a company incorporated in Hong Kong whose registered office is situated at Room 03-04, 21st Floor, Concordia Plaza South Tower, No.1 Science Museum Read, Hong Kong (“Tenant”).

IT IS AGREED as follows:-

1.	Definitions

1.1	In this Agreement the following expressions shall, where the context admits, have the following meanings:-

“Building”

the multi-storey building referred to in Part I of the Schedule.

“development”

the carrying out of building, engineering, mining or other operations in, on, ever or under land, or the making of any material change in the use of any building or land.

“interest”

interest at the rate of 1.25% per month during the period from the date on which the expenditure is incurred or from which the interest is to run to the date of payment before as well as after any judgment.

“Manager”

any person or firm appointed to perform the function of a building manager of the Building.

“Premises”

the premises described in Part II of the Schedule and shall include any additions, improvements, the plaster and other internal covering of the walls enclosing the Premises (but not any other part of those walls), all internal walls, the finishes (but not any other part) of the ceilings, all doors, floors and structural columns, Landlord’s fixtures and fittings (including but not limited to the Landlord’s Provisions (as defined in Special Condition I of Part IX of the Schedule), window frames and glass (but where double glazed only the internal frames and glass), all pipes, wires, cables, sewers, drains, gutters, ducts or other service media, frames in or exclusively serving the Premises.

“Term”

the term of years granted by this Agreement.

1.2	The expressions the landlord and the Tenant shall wherever the context so admits include the reversioner for the time being and the Tenant’s successors in title respectively.

1.3	At any time when the Landlord or the tenant are two or more persons such expressions include all or either of those persons and obligations expressed or implied to be made by or with any of them shall be deemed to be made by or with those persons jointly and severally.

1.4	References to any right exercisable by the Landlord shall where the context so admits include the exercise of that right by any superior landlord and all persons authorized by the Landlord or any superior landlord.

1.5	Any agreement by the Tenant not to do an act or thing shall be deemed to include an obligation not to suffer that act or thing to be done.

1.6	Any references to an ordinance or order shall include any statutory extension or modification or re-enactment of that ordinance or order and any regulations or order made pursuant to them.

2.	Agreement to let

The Landlord agrees to let to the Tenant the Premises together with the right in common with the Landlord and others having the like right to use, without causing an obstruction, the staircases, entrance hall, passages, escalators (if any) and lifts (whenever the same shall be operating) in the Building for the purpose of obtaining access on foot to and from the Premises except and reserving:-

(a)	the right to the free passage of water, sewage and electricity from and to any other part of the Building and any neighbouring premises through the pipes sewers, conduits and wires which are now or which may be subsequently installed or constructed in, upon or under the Premises during the Term;

(b)	all rights of light, air and support in respect of any neighbouring premises of the Landlord;

(c)	the right for the Landlord and/or the Manager and/or any authorized person to erect scaffolding for the purpose of repairing or cleaning the exterior or common parts of the Building or altering adjoining premises notwithstanding that the scaffolding and or the carrying out of the relevant works may temporarily interfere with the access to or the enjoyment and use of the Premises;

(d)	the right of entry to the Premises whenever the terms of this Agreement permit; and

(e)	all rights which are excepted and reserved from any superior agreement.

SUBJECT TO all easements and similar rights and privileges which the Premises are subject to.

3.	Term

The Term for which the Premises are let is set out in Part III of the Schedule.

4.	Rent

The rent reserved by this Agreement is set out in Part IV of the Schedule and shall be paid by the Tenant on the first day of each and every calendar month during the Term (subject to the rent free period provided hereunder) without deduction or set-off at law or equity whatsoever PROVIDED THAT the first and last of such payments shall be apportioned by reference to the number of days in the relevant month that fall within the Term.

5.	Tenant’s Obligations

The Tenant agrees with the Landlord:-

5.1	Rent

To pay the rent at the time and in such manner as mentioned in Clause 4 and Part IV of the Schedule by way of autopay services provided by member(s) of The Hong Kong Association of Banks or other means as reasonably directed by the Landlord.

5.2	Rates and Outgoings

(a)	To pay all deposits and charges for the supply of water, electricity, telephone and other services to the Premises by the appropriate utility companies.

(b)	To be responsible for and indemnify the Landlord on demand against rates and all other existing and future taxes and outgoings of an annual or recurring nature assessed by the Government of Hong Kong or other competent authority and payable in respect of the Premises (Government rent and Property Tax excepted).

(c)	In the event that no valuation of the Premises shall have been made in accordance with the Rating Ordinance (Cap. 116) the Tenant shall pay to the Landlord an amount equal to 5% of the monthly rent payable pursuant to this Agreement as a deposit by way of security for the due payment of rates which shall be paid by the Team to the Landlord at the same time and in the same manner as payment of the rent reserved and any over-payment or under-payment by the Tenant shall be refunded to or paid by the Tenant when a valuation under the Rating Ordinance shall have been made.

5.3	Management Fee and Air-Conditioning Charges

(a)	To pay the management fee and air-conditioning charges payable in respect of the Premises (“Management Fee and Air-Conditioning Charges”) to the Landlord in advance on the first day of each and every calendar month without deduction or set-off at law or equity whatsoever.

(b)	The Management Fee and Air-Conditioning Charges payable in respect of the Premises shall be in such amount as from time to time advised by the Manager. The Manager may revise the amount of Management Fee and Air-Conditioning Charges from time to time. There shall he no restriction on the number of occasions when the Manager may vary the Management Fee and Air-Conditioning Charges for the Premises. Without prejudice to the above and for the Tenant’s reference only, the initial amount of the Management Fee and Air-Conditioning Charges payable in respect of the Premises as at the commencement of the Term is set out in Part V of the Schedule hereto.

(c)	The hours which air-conditioning is provided in the Building shall be the hours between 8:00 a.m. and 7:00 p.m. on each Monday to Friday which is not a Public Holiday and between 8:00 a.m and 2:00 p.m. on each Saturday which is not a Public Holiday. The Manager may alter or amend the said hours from time to time. Subject to the Manager’s approval and technical feasibility, additional air-conditioning outside the said normal supply hours may be provided upon reasonable prior notice by the Tenant to the Manager at such rate as determined by the Manager from time to time (and subject to adjustment from time to time). The Tenant shall pay the additional air-conditioning charges on receipt of demand note therefor which may be rendered weekly or at such other intervals as the Landlord or the Manager may decide.

5.4	Fitting Out

To fit out the Premises at the Tenant’s expense in accordance with plans and specifications which shall have been first submitted to and approved in writing by the Landlord and (if required by the Manager) the Manager in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to a first class office building. In carrying out the cleaning and fitting out works the Tenant shall only use contractors approved by the Landlord or in the case of connection to the main building systems, including but not limited to air-conditioning and fire services, contractors nominated by the Landlord and/or the Manager at the cost of the Tenant. The fitting out plans shall be submitted to the Landlord and (if required by the Manager) the Manager for approval prior to commencement of any fitting out works. The Tenant shall abide by the Fitting Out Guide and/or House Rules from time to time issued by the Landlord and/or the Manager. The Tenant will not carry out any variation to the approved fitting out plans and specifications or to the interior design or layout of the Premises without the previous approval in writing of the Landlord and (as the case may be) the Manager. The Tenant shall pay to the Landlord upon its submission of the fitting out plans the sums set out in Part VI of the Schedule.

5.5	Insurance

(a)	To procure the Tenant’s contractors to take out a Contractors All Risks policy of insurance in respect of the Tenant’s fit out works to the Premises prior to commencement of those works with an insurer and in an amount approved by the Landlord to cover all normal risks including indemnity cover for loss or damage caused to the Building and public and third party liability and to supply a copy of that policy to the Landlord.

(b)	To effect and maintain adequate insurance including Third Party Liability insurance in respect of the parts of the Premises and properties therein which is the Tenant’s responsibility to maintain, repair or replace hereunder and in respect of liability for loss, injury or damage to any person or property whatsoever which might give rise to a claim for indemnity pursuant to Clause 5.7(b) with a reputable insurance company approved by the Landlord and to produce to the Landlord as and when required by the Landlord the policy of such insurance together with evidence satisfactory to the Landlord that the policy is fully paid up and in all respects valid and subsisting. The policy of such insurance shall be in the name of the Tenant and endorsed to show the interest of the Landlord and (if required by the Manager) the Manager in the Premises and shall be in such amount as may be determined by the Landlord from time to time and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior written consent of the Landlord.

(c)	To effect and maintain throughout the Term with a reputable insurance company approved by the Landlord insurance cover against fire, water or accidental damage in their full replacement value of the following:-

(i)	All glass within or forming part of the Premises; and

(iii)	Stocks, fixtures and fittings, articles of a decorative nature and personal effects within the Premises.

and the Tenant shall have the Landlord’s interest endorsed on the policy of insurance and shall on demand produce the policy of insurance and evidence to confirm that the policy is paid up and valid and subsisting.

(d)	In the event the Tenant fails to produce the policy and other evidence of its insurance policy as required in sub-clauses (a), (b) and/or (c) above, the Landlord may at the Tenant’s expense and in the name of the Tenant effect and maintain such insurance cover to the satisfaction of the Landlord.

(e)	Not to do or omit anything whereby any policy of insurance on the Premises or the Building may become void or voidable nor anything whereby additional insurance premiums may become payable and to comply with all the requirements of the insurers which are notified to the Tenant.

(f)	To notify the Landlord without delay of any damage of or accident at the Premises or any part thereof.

(g)	Not to effect any insurance which may reduce the insurance money receivable by the Landlord.

5.6	Alterations

(a)	Not to make any alteration or addition to the Premises nor unite the Premises with any adjoining premises without the prior written consent of the Landlord and (if required by the Manager) the Manager. Any consent granted by the Landlord under this sub-clause shall be subject to the Tenant making an application supported by relevant plans and drawings and where appropriate a specification in duplicate and paying the reasonable fees of the Landlord and its professional advisers and to the Tenant entering into such covenants as the Landlord may require as to the execution and reinstatement of the alterations or additions.

(b)	Where any approved fitting out works or alterations to the Premises require any alteration to the base buildings services, including, but not limited to, the sprinkler system, air-conditioning system and plumbing and drainage, then the Tenant shall employ at its cost only the contractor nominated by the Landlord and/or the Manager for the purpose of carrying out those works.

5.7	Repairs

(a)	To keep all parts of the Premises clean and tidy and clear of rubbish and in good and substantial repair and condition.

(b)	To be responsible for any damage loss or injury caused to the Building or to the Landlord or the Manager or other properties or persons by or arising from any defect or damaged condition in the Premises or any part thereof or any fitting-out, alteration, addition or other works carried out in the Premises or the act, neglect or default of the Tenant its servants, agents, contractors, employees or licensees or any spread of fire or smoke or overflow of water or escape of any substance or anything from the Premises or any part thereof and indemnify the Landlord against all costs, claims, demands, actions and proceedings whatsoever made upon the Landlord by any person in respect of such damage loss or injury and all costs and expenses incidental thereto.

(c)	To keep all windows and glass of the Premises clean and unobstructed and to replace any windows or glass broken or damaged from any cause whatsoever.

(d)	To keep in good repair and where necessary replace all electricity cables and meters in the Premises or outside the Premises if installed by the Tenant or exclusively serving the Premises and to carry out any works required by the relevant utility company and for that purpose to use a contractor approved by the Landlord.

(e)	To take all reasonable precautions to protect the Premises from damage by storm or typhoon.

5.8	Yielding Up

At the expiration or sooner determination of this Agreement, to yield up the Premises to the Landlord in its original “bare shell” state and condition when vacant possession of the Premises was first handed over to the Tenant at the commencement of the Term together with all the Landlord’s fixtures and fittings (including but not limited to the Landlord’s Provisions) in good clean and tenantable repair and condition. The Tenant shall remove all alterations, additions, fittings, fixtures, chattels and other items of or made or installed by the Tenant before delivering the Premises to the Landlord and make good and repair in a proper and workmanlike manner to the satisfaction of the Landlord all damage to the Building, the Premises and to the Landlord’s fixtures and fittings caused by such removal.

5.9	Use

(a)	Not to use the Premises other than as specified in Part VIII of the Schedule.

(b)	Not to do on the Premises anything which may be a nuisance or annoyance or cause danger injury or damage to the Landlord or its tenants or any neighbouring owner or occupier.

(c)	Not to use the Premises for any noxious noisy or offensive trade or business within the meaning of the Public Health and Municipal Services Ordinance (Cap. 132 nor for any illegal or immoral act or purpose nor as a club, betting shop, sex shop or amusement arcade or leisure centre nor for any public exhibition or show or political meeting nor as a restaurant snack bar or for the preparation of food or for catering of any description and not to hold any sales by auction nor keep any animals or birds on the Premises and not to allow on the Premises anything which is or may become unlawful, dangerous, offensive, combustible, inflammable, radioactive or explosive or other dangerous, prohibited or explosive goods within the meaning of the Dangerous Goods Ordinance (Cap. 295).

(d)	Not to trade or display goods or cause any obstruction or tout for business outside the Premises nor to hang anything from the windows of the Premises.

(e)	Not to use on the Premises any machine which can be heard outside or which creates any electrical disturbance or vibration outside the Premises nor to use on the Premises any apparatus, equipment or machine which requires additional wiring to that already approved by the Landlord without the written consent of the Landlord.

(f)	Not to do or install anything which imposes an excessive load or strain on the Premises or on the Building.

(g)	Not to reside or sleep on the Premises.

(h)	Not to discharge anything into the drains or sewers serving or used in connection with the Premises which will be corrosive or harmful or which may cause any obstruction or deposit in them.

(i)	To ensure the lavatories and water apparatus in the Premises, or approved for use by the Tenant, are used only for the purpose for which they are designed.

5.10	Advertisements and Aerials etc.

(a)	Not without the Landlord’s written consent to exhibit any advertisement notice or sign inside or outside the Premises.

(b)	Not to install any outside television or radio aerial on the Premises or the Building.

(c)	To pay to the Landlord and/or the Manager the cost of installing and replacing the Tenant’s name on the directory board(s) of the Building (if any).

5.11	Assignments, Underletting etc.

Not to assign, underlet, licence, share or part with the possession of or transfer the Premises or any part thereof or any interest therein nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use, possession, occupation or enjoyment of the Premises or any part thereof or the breach of this clause regardless of whether any rental or other consideration is given therefor. This Agreement shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless previously approved in writing by the Landlord (which approval shall not be unreasonably withheld or delayed), be deemed to be breaches of this clause:-

(a)	in the case of a Tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

(b)	in the case of a Tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual;

(c)	in the case of a Tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who own a majority of its voting shares or who otherwise control it save, in the last mentioned case only, where the Tenant is a public company whose shares are quoted on any established stock exchange or over-the-counter market whether in Hong Kong or elsewhere. A person controls the Tenant for this purpose if he (alone or with others) has the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove the majority of the members of the governing body of the Tenant or otherwise controls or has the power to control the affairs and policies of the Tenant;

(d)	the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, ocсuру or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same;

(e)	the change of the Tenant’s business name without the previous written consent of the Landlord;

(f)	the appointment of any person to carry on business in the Premises whether on behalf of the Tenant or not;

(g)	the making of any arrangement under which the business registration certificate for the Premises is not issued under the name of the Tenant;

In the event of any unauthorised transfer, assignment, underletting, licensing, sharing or parting with the use or possession or occupation of the Premises or any part thereof or the breach of this clause (whether for monetary consideration or not) the Landlord shall be entitled to terminate this Agreement and the Tenant shall forthwith thereupon surrender vacant possession of the Premises to the Landlord in accordance with the terms herein without prejudice however to the rights of either party in respect of any antecedent breach of any of the obligations, terms and conditions contained herein.

5.12	Entry in connection with Development

To permit the Landlord after prior written notice to enter the Premises in connection with any development in accordance with Clause 11 hereof.

5.13	Inspection

(a)	To permit the Landlord to inspect the Premises for any purpose.

(b)	Within Fourteen (14) days after written notice by the Landlord or forthwith in an emergency to remedy any breach of covenant for which the Tenant is liable to the reasonable satisfaction of the Landlord and in case of default the Landlord may enter the Premises and remedy the breach and all costs and expenses incurred together with interest thereon shall be paid by the Tenant to the Landlord and forthwith recoverable by action.

5.14	Entry for Repairs etc.

(a)	To permit the landlord after prior written notice or at any time in an emergency to enter upon the Premises for the maintenance, repair, alteration of, or connecting up the remainder of the Building or any neighbouring premises or anything serving any of them and running through the Premises or to comply with any requirements of any competent authority, without payment of compensation to the Tenant.

(b)	To permit the Landlord to gain access to the common areas of the Building through the Premises at all times without notice.

5.15	On Expiry or Sale of Reversion

To allow the Landlord and/or its authorized person(s) to enter on the Premises at any time within the three (3) months period prior to the expiration of the Term or at any time when the Landlord wishes to sell the reversion and to fix on the Premises a notice board for reletting or sale which shall not be removed or obscured but which shall not be fixed in a position so as to interfere with the Tenant’s business.

5.16	Compliance with Ordinances etc.

To comply in all respects with the provisions of all ordinances for the time being in force and any requirements of any competent authority relating to the Premises or any part of them and the Tenant’s use of the Premises or any part of them and not to do or omit or suffer to be done or omitted on or about the Premises any act or thing by reason of which the Landlord may under any enactment become liable to pay any levy, penalty, damages, compensation, costs, charges or expenses.

5.17	Expenses

To pay all expenses incurred by the Landlord and its professional advisers in connection with any notice relating to any breach of covenant by the Tenant or incidental to the preparation and service of a schedule of dilapidations during or after the expiration or sooner determination of the Term or in respect of every consent applied for under this Agreement or any request by the Tenant relating to the Premises including where appropriate the approval of drawings and specifications, the inspection of works and the issue of any certificate in respect of those works.

5.18	Easements and Encroachments

Not to obstruct any window, light or way belonging to the Premises nor acknowledge that any light is enjoyed by consent of any other person and to give immediate notice to the Landlord if any easement, right or encroachment affecting the Premises shall be made or attempted and at the Landlord’s request and cost to adopt such means as may be reasonably required to prevent or licence the same.

5.19	Interest on Arrears

If and whenever the Tenant shall fail to pay the rent or any other monies due under this Agreement within fifteen (15) days from the due date the Tenant shall if so required by the Landlord pay to the Landlord interest on such rent or other money from the date when it was due to the date on which it is actually paid.

5.20	Notices Received

To give immediate written notice to the Landlord of any notice, permission, order or proposal relating to the Premises given made or notified by any competent authority and, upon becoming aware of the same, of any defect in the Building or the Premises which if not remedied might give rise to any third party claim or to any obligation on the Landlord to do or refrain from doing any act or thing to comply with any legal duty of care.

5.21	Indemnity

To keep the Landlord fully indemnified from and against all expense, loss, damages and claims arising from any breach of covenant of the Tenant or from the use or occupation of the Premises or out of any works carried out at any time during the Term to the Premises or out of anything now or during the term attached to or projecting from the Premises or arising from any accident in the Premises or any act, neglect or default by the Tenant or by its servants, agents, contractors, employees or licensees or by any persons in the Premises or the Building with the actual or implied authority of any of them.

5.22	Regulations

The Tenant shall observe and perform all rules and regulations from time to time made by the Landlord or the Manager for the management and maintenance of the Building. Such rules and regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. The Tenant shall display and maintain on the Premises all notices relating to the management of the Building which the Manager may from time to time require to be displayed.

5.23	Obligations relating to Reversion

To perform and observe the restrictions referred to in the Government Lease relating to the Building so far as they relate to the Premises notwithstanding any inconsistency between this Agreement and the restrictions contained in the Government Lease.

5.24	Deed of Mutual Covenant

To perform and observe the restrictions referred to in the Deed of Mutual Covenant and Management Agreement relating to the Building.

6.	Provisos

6.1	Proviso for Re-entry

If the whole or any part of the rent or any other payment payable by the Tenant hereunder shall he unpaid for seven (7) days after becoming payable whether formally demanded or not or if there shall be any breach of any terms conditions or agreements herein contained by the Tenant or if the Tenant being a corporation shall enter into liquidation whether compulsory or voluntary or suffer a receiver to be appointed or if the Tenant shall suffer execution to be levied upon the Premises or otherwise on the Tenant’s goods, then the Landlord may at any time after that event forfeit the Deposit provided pursuant to Clause 7.1 absolutely and re-enter the Premises or any part thereof in the name of the whole and this Agreement shall absolutely cease and determine but without prejudice to any right of action or remedy of the Landlord in respect of any breach or non-observance or non-performance by the Tenant of any of the terms in this Agreement.

6.2	Exclusion of Use Warranty

Nothing in this Agreement or in any consent granted by the Landlord under this Agreement shall be taken as a warranty that the Premises can be used for the purpose authorised in this Agreement or any purpose(s) intended by the Tenant. No reliance has been made by the Tenant on any representation or warranty given by the Landlord or its agents. The Tenant shall make its own enquiries as to the suitability of the Premises for its own use and obtain all necessary licences, permits and approvals from the Government and other competent authorities for running of its business at the Premises. The Tenant shall indemnify the Landlord on any losses or damages the Landlord may suffer as a result of the Tenant’s breach of this Clause.

6.3	Abatement of Rent

If the Building or the Premises or any part thereof shall be destroyed or damaged by fire or any other cause so as to render the Premises inaccessible or unfit for occupation or use or the Building is made the subject of a closure or demolition order then, unless the insurance of the Premises or the Building shall have been vitiated by the act, neglect, default or omission of the Tenant, the rent reserved or a fair proportion of it according to the nature and extent of the damage sustained (the amount of that proportion to be determined by the Landlord whose decision shall be final and binding) shall be suspended and cease to be payable from the date of the damage destruction or order until the Premises or damaged portion of the Premises shall have been reinstated or made fit for occupation. In the event that the Premises have not been reinstated or made fit for occupation within three (3) months of the date of damage or the closure or demolition order either party may by notice in writing to the other terminate this Agreement but without prejudice to either party’s rights against the other in respect of any antecedent claim or breach of covenant.

6.4	Exclusion of Liability

The Landlord shall not be liable or responsible to the Tenant for any loss (including loss of profits), injury, damage, annoyance, inconvenience, cost or expense which may be sustained by the Tenant, its servants, agents or licensees, caused by or in consequence of:-

(i)	any interruption or stoppage of building or management services caused by illness, industrial action, shortage of personnel or materials or other cause not under the control of the Landlord, or

(ii)	any failure of the security or safety arrangements of the Building, or

(iii)	any escape of any liquid gas or solid including but not limited to water, fire and smoke from anywhere within the Building, or

(iv)	strikes, demonstration, protest, riots, lock out, civil commotion, acts of terrorism or other violent or social activities of similar nature or the Landlord’s implementation or performance or non-implementation or non-performance of any appropriate measures for the safekeeping, safety or security of the Premises or the Building or any part thereof, or

(v)	the Landlord’s implementation or performance or non-implementation or non-performance of any appropriate measures for the maintenance of general public health or for the prevention or control of infectious diseases (including but not limited to the Infectious Diseases as defined in the Prevention and Control of Disease Ordinance (Cap.599)) or any disease of similar nature or for the purpose of complying with any order(s) and/or notice(s) in relation the public health, and the rest payable hereunder shall not cease to be payable under any circumstance except as provided herein.

6.5	Waiver

No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations contained in this Agreement shall operate as a waiver of the Landlord’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord under this Agreement in respect of any continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless in writing and signed by the Landlord.

6.6	Paragraph Headings etc.

Paragraph headings and the index shall not be taken into account in the construction or interpretation of this Agreement.

7.	Deposit

7.1	The Tenant shall on the signing this Agreement deposit with the Landlord the sum set out in Part VII of the Schedule (“the Deposit”) to secure the due observance and performance by the Tenant of the agreements stipulations and conditions contained in this Agreement and on its part to be observed and performed. The Deposit shall be retained by the Landlord throughout the Term free of any interest to the Tenant and in the event of any breach or non-observance or non-performance by the Tenant of any of the covenants agreements stipulations or conditions on its part contained in this Agreement the Landlord shall be entitled to terminate this Agreement as provided above in which event the Deposit shall be absolutely forfeited to the Landlord but without prejudice to the Landlord’s right to claim against the Tenant for any loss and damage suffered by reason of the breach of this Agreement by the Tenant. Notwithstanding the foregoing, the Landlord may in such event at its option elect not to terminate this Agreement but to deduct from the Deposit the amount of any loss, damage or cost incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant in which event, the Tenant shall as a condition precedent to the continuation of this Agreement deposit with the Landlord the amount by which the Deposit has been so deducted and if the Tenant shall fail to do so the Landlord shall forthwith be entitled to re-enter on the Premises or any part thereof in the name of the whole and to determine this Agreement in which event the Deposit shall be forfeited to the Landlord absolutely without prejudice to any other right or remedy of the Landlord hereunder.

7.2	If the rates or the Management Fee and Air-Conditioning Charges shall increase at any time during the Term, the Tenant shall forthwith upon demand by the Landlord pay an additional sum equivalent to three (3) times the amount of such increase, such that the Landlord will hold a sum of no less than the aggregate of three (3) months’ Rent (at the rate applicable to the 3rd year of the Term), rates and Management Fee and Air-Conditioning Charges as Deposit at all times during the Term under this Agreement. If the Tenant shall fail so to do the Landlord shall forthwith be entitled to re-enter the Premises in the name of the whole and to determine this Agreement in which event the Deposit shall be forfeited to the Landlord absolutely without prejudice to other rights and remedies of the Landlord.

7.3	Subject to any prior forfeiture or deduction, the Deposit shall be refunded to the Tenant by the Landlord without interest within thirty (30) days after the expiration of this Agreement and the delivery et vacant possession to the Landlord or within thirty (30) days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach non-observance or non-performance of any of the covenants agreements stipulations or conditions contained in this Agreement and on its part to be observed and performed, whichever is the later.

7.4	In the event of the Landlord disposing of its reversionary interest in the Premises the Tenant will upon request execute a document in a form required by the Landlord which :-

(a)	authorises the Landlord to transfer the Deposit to the purchaser / assignee to hold and use the same in accordance with the terms of this Agreement;

(b)	releases the Landlord from any further obligation in respect of the Deposit after the aforesaid transfer to the purchaser / assignee; and

(c)	contains a covenant from the purchaser / assignee in favour of the Tenant agreeing to observe the provisions of this Clause.

7.5	In no event shall the Tenant be entitled to treat the Deposit as payment of the rent reserved.

8.	Stamp Duty and Costs

Each party shall bear its own legal costs and expenses in the preparation and completion of this Agreement except that the stamp duty payable on this Agreement and its duplicate shall be paid by the Landlord and the Tenant in equal shares.

9.	Tenant’s Effects

The Tenant irrevocably appoints the Landlord to be its agent to store or dispose of any effects left by the Tenant on the Premises for more than seven (7) days after the expiration or sooner determination of the Term on any terms that the Landlord thinks fit and without the Landlord being liable to the Tenant save to account for the net proceeds of sale less the cost of storage (if any) and any other expenses incurred by the Landlord.

10.	Quiet Enjoyment

The Landlord agrees with the Tenant that the Tenant (duly paying the rent, Management Fee and Air-Conditioning Charges and other charges hereby agreed to be paid on the days and in the manner herein provided for payment of the same and observing and performing the covenants, terms and conditions herein contained) shall have quiet enjoyment of the Premises against the Landlord and all persons lawfully claiming title through the Landlord.

11.	Development of Neighbouring Premises

The Landlord shall be entitled to carry out or permit the development of the remainder of the Building or any neighbouring premises and to build on or into any boundary wall of the Premises or to re-route any services in or access to the Premises without payment of compensation to the Tenant for any damage or otherwise.

12.	Notices

Any notice required to be served pursuant to this Agreement shall if, to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the Premises or the Tenant's registered office or last known place of business or the address to be notified by the Tenant in writing from time to time in Hong Kong and, if to be served on the Landlord, shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the address as stated herein or any other address which the Landlord may notify to the Tenant from time to time. In the case of a notice sent by prepaid post as aforesaid, service shall be deemed to have been effected two (2) days after the date of posting.

13.	Sale and Redevelopment

(a)	If the Landlord shall at any time resolve to demolish, re-build, renovate, refurbish or sell the Premises or any part thereof or shall resolve to have a change of user of the Premises or any part thereof or if there shall be transfer of 50% or above of the shareholdings of the Landlord (which intention shall be sufficiently evidenced by a copy of the resolution of its board of directors certified by its director or secretary to be a true and correct copy) then in such event the Landlord shall be entitled to give not less than six (6) months’ notice in writing to the Tenant to terminate this Agreement, and immediately upon the expiration of such notice this Agreement shall be determined absolutely and the Tenant shall deliver vacant possession of the Premises to the Landlord in accordance with the terms in this Agreement but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained. The Tenant shall not be entitled to claim against the Landlord for any damages or compensation whatsoever arising from or incidental to the termination pursuant to this Clause.

(b)	It is also agreed and declared that notwithstanding any other provision herein and notwithstanding any law to the contrary, the option to renew granted hereunder (if any) shall extinguish and determine upon the service of the notice of termination pursuant to this Clause (whether the same shall have been exercised by the Tenant or not) and the Tenant shall deliver vacant possession of the Premises to the Landlord upon expiration of the said notice or upon expiration of the Term (whichever is the earlier) in accordance with the terms in this Agreement. The Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such extinguishment or determination of the said option to renew.

(c)	“Demolish” and/or “Rebuild” for the purposes of this Clause shall mean the demolition and/or rebuilding of the whole of the Building or a substantial part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the Premises and whether or not any part thereof is to be re-built or reconstructed in the same or any other manner and such demolition or rebuilding could not be reasonably carried out without obtaining possession of the Premises. “Renovate” or “Refurbish” may or may not include demolition of the Building or any part thereof.

14.	Acts of Employees Invitees and Licensees

For the purpose of these presents any act, default, neglect or omission of any guest, visitor, servant, contractor, employee, agent, invitee, licensee or permitted sub-tenant (if any) of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

15.	Third Parties’ Rights

Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any provisions of this Agreement.

16.	Independent Legal Advice

The Tenant hereby acknowledges that Messrs. Deacons are solicitors for the Landlord only and the Tenant is advised to seek independent legal advice as to the contents of this Agreement. Should the Tenant decide not to appoint another firm of solicitors to act for it, the Tenant is deemed to have waived its right to do so. Messrs. Deacons shall in no way be responsible to the Tenant for any loss, damages, liability or whatsoever arising from the execution of this Agreement.

17.	Non-disclosure

The Tenant hereby covenants and agrees with the Landlord that it shall not make, issue or release any announcement or statement or make any other disclosure of whatever nature to any third party as to the existence and/or any of the terms of this Agreement without the prior written consent of the Landlord except as required by laws or for taxation purpose. The Tenant hereby agrees not to register or permit this Agreement to be registered in the Land Registry.

18.	Special Conditions

The parties hereto agree that the Special Conditions contained in Part IX of the Schedule shall apply to this Agreement and form an integral part of this Agreement. In the event of conflict between the Special Conditions and the terms of this Agreement, the Special Conditions shall prevail.

The Schedule

Part I - The Building

Grand Central Plaza of 138 Sha Tin Rural Committee Road, Sha Tin, New Territories, Hong Kong erected on Sha Tin Town Lot No. 364

Part II - The Premises

Level 22 of Tower I of the Building as for the purpose of identification only shown and coloured pink on the Floor Plan hereto annexed

Part III - Term

A term of three (3) years commencing on 4th July 2022 and expiring on 3rd July 2025 (both days inclusive) together with an option to renew for a further term of three (3) years commencing immediately after the expiration of the Term subject to and in accordance with Special Condition 2 of Part IX of this Schedule.

Part IV - Rent

The calendar monthly rent payable by the Tenant shall be:-

HK$376.698.00 per calendar month for the 1st year of the Term;

HK$394.636.00 per calendar month for the 2nd year of the Term, and

HK$412.574.00 per calendar month for the 3rd year of the Term.

all exclusive of rates, Management Fee and Air-Conditioning Charges and other outgoings.

Rent Free Period

Subject to the Tenant’s due performance, observance and compliance with all the terms in this Agreement, the Tenant shall not be required to pay the calendar monthly rent as stated above for a total of 6 months and 15 days (1) from 4th July 2022 to 3rd September 2022 (both days inclusive), (2) from 4th August 2023 to 3rd October 2023 (both days inclusive), and (3) from 4th August 2024 to 18th October 2024 (both days inclusive) (collectively, “rent-free period”) but the Tenant shall in any event be responsible for all rates, Management Fee and Air-Conditioning Charges, charges for telephone, telecommunication equipment, gas, water, electricity and all other outgoings, utilities and expenses whatsoever in respect of the Premises during the rent-free period. In the event that the Tenant shall fail to perform, observe or comply with any of the agreements, stipulations or conditions herein contained, the Tenant shall with retrospective effect cease to be entitled to the rent-free period or any part thereof including all parts of the rent-free period to be granted after the Tenant’s breach and also all parts of the rent-free period granted prior to the Tenant’s breach and, without prejudice to any other rights which the Landlord may have, the Tenant shall forthwith upon demand repay to the Landlord the rent for those day(s) month(s) of the rent-free period which has/have expired and been enjoyed by the Tenant.

Advance Payments

Notwithstanding the rent-free period and/or any provision to the contrary contained herein, the following advance payments shall be payable by the Tenant to the Landlord upon the signing of this Agreement:-

One month’s rent for the period from 4th September 2022 to 3rd October 2022 (both days inclusive)	:	HK$376,698.00
One month’s rates for the period from 4th July 2022 to 3rd August 2022 (both days inclusive) (with concession deducted)	:	HK$23,084.00
One month’s Management Fee and Air-Conditioning Charges for the period from 4th July 2022 to 3rd August 2022 (both days inclusive)	:	HK$95.071.40
TOTAL	:	HK$494.853.40

Part V-Management Fee and Air-Conditioning Charges

Without prejudice to the terms and conditions in Clause 5.3(b) of this Agreement, the initial amount of Management Fee and Air-Conditioning Charges as at the commencement of the Term is HK$95.071.40 per calendar month.

Part VI-Fitting Out Charges

Firing Out Deposit in the sum of HK$40,000.00 as security for any damage to the Building caused as a result of the Tenant’s fit out works and the removal of any debris shall be paid by the Tenant to the Manager and shall, subject to any deduction made by the Manager, be refunded by the Manager after all fitting-out works are completed in accordance with the Manager’s policy.

Part VII-Deposit

HONG KONG DOLLARS ONE MILLION FIVE HUNDRED NINETY SEVEN THOUSAND ONE HUNDRED EIGHTY SEVEN (HK$1,597,187.00), equivalent to three (3) months’ Rent (at the rate applicable to the 3rd year of the Term), rates and Management Fee and Air-Conditioning Charges, subject to adjustment in accordance with Clause 7.2.

Part VIII-User

For commercial use under the trade name of ANKH only in accordance with the permitted use under the Government Lease and the Occupation permitted in respect of the Building.

Part IX-Special Conditions

1.	Handover Condition

The Premises shall be handed over to the Tenant in “bare shell” condition together with the following provisions:-

- False ceiling

(“Initial Provisions”)

The Tenant has inspected the Premises and accepts in all respects the condition of the Premises and the initial Provisions. The Tenant shall raise no objection in relation to the state and condition of the Premises and the Initial Provisions and the Landlord shall not be under any liability whatsoever for any loss, damage or injury arising from the defective or damaged condition of the Premises and/or the Initial Provisions.

In this Agreement, the term “Landlord’s Provisions” shall include the initial Provisions and all fittings, fixtures and other items as provided by the Landlord from time to time during the Term.

2.	Option to Renew

(a)	Provided that the Tenant shall have observed and performed all the terms conditions and agreements in this Agreement and on the Tenant’s part to he observed and performed up to the expiration of the Term, the Tenant shall have an option to renew this Agreement at the expiration of the Term:-

(i)	for a further term of three (3) years (“Option Period”) commencing immediately upon the expiration of this Agreement;

(ii)	upon the same terms and conditions of this Agreement save and except for (1) the amount of rent reserved by this Agreement and other charges payable hereunder, (2) the provisions relating to rent-free period (which shall be removed) and there shall be no rent free period during the Option Period, and (3) this Special Condition relating to option to renew (which shall be removed) and there shall be no further option to renew granted to the Tenant, and the Tenant shall provide for the payment of deposit equivalent to three (3) months of the rent, rates and Management Fee and Air-Conditioning Charges payable in respect of the Premises for the Option Period upon signing of the tenancy agreement in respect of the Option Period or upon the commencement of the Option Period (whichever shall be earlier); and

(iii)	upon giving prior written notice to the Landlord such notice to be given not more than seven (7) months and not less than six (6) months before the expiration of this Agreement.

(b)	The monthly rent for the Option Period payable upon the commencement of the Option Period (“the revised rent”) shall be prevailing open market rent ascertained pursuant to the provisions as stated hereunder.

(c)	If the Tenant shall not have exercised its option to renew within the time as hereinbefore mentioned, the Tenant shall yield up vacant possession of the whole of the Premises to the Landlord upon the expiration of the Term in the manner provided for in this Agreement.

(d)	(i)	The new monthly rent shall be payable monthly in advance on the first day of each and every calendar month without any deduction or right to set-off (at common law or equity or otherwise).

(ii)	The revised rent shall be exclusive of rates, Management Fee and Air-Conditioning Charges and all Tenant’s expenses and outgoings.

(e)	Following upon the making of the Tenant’s notice for exercising its option to renew within the time as aforesaid, the Landlord and the Tenant shall not later than three (3) months before the expiration of this Agreement endeavour to agree in writing the revised rent but in the event that they fail so to do within one (1) month then either party shall serve a notice upon the other calling for an independent valuer (“Valuer”) to be appointed to determine the revised rent. The Valuer may be appointed by agreement between the Landlord and the Tenant or in default of agreement on such appointment within one (1) month of the service of such notice, either party shall be entitled to request the President for the time being of the Hong Kong Institute of Surveyors to appoint the Valuer to determine the revised rent whose decision shall be final and binding on the parties thereto. The Valuer shall act as an expert and not as an arbitrator in determining the revised rent and the revised rent to be determined by the Valuer should be the prevailing open market rent at the commencement of the Option Period for the Premises :-

(i)	on the following assumptions at that date:

(A)	that the Premises are fit for immediate occupation and use and that no work has been carried out to the Premises during the Term which has diminished the rental value of the Premises and that in case the Premises have been destroyed or damaged they have been fully restored;

(B)	that the Premises are available to let by a willing landlord to a willing tenant as a whole without a premium but with vacant possession and subject to the provisions of this Agreement (other than such provisions as mentioned in sub-clause (a)(ii) of this Special Condition) for a term equal to the Option Period;

(C)	that the obligations in this Agreement have been fully performed and observed;

(D)	that the revised rent would be payable after the expiry or making of any rent free period or other concession which might be made on a new letting with vacant possession to an incoming tenant solely to take account of any period within which its fitting-out works would take place

(ii)	but disregarding:

(A)	any effect on rent of the fact that the Tenant has been in occupation of the Premises;

(B)	any goodwill attached to the Premises by reason of the Tenant carrying on its business at the Premises;

(C)	any effect on rental value of the Premises attributable to the existence at the commencement of the Option Period of any improvement to the Premises or any part thereof carried out by the Tenant and not in pursuance of an obligation to the Landlord or its predecessors in title by the Tenant hereunder.

(f)	(i)	The fees and expenses of the Valuer including the cost of his appointment shall be borne equally by the Landlord and the Tenant who shall otherwise each bear their own costs and expenses.

(ii)	The Valuer shall afford to each of the parties an opportunity to make representations to him.

(iii)	If the Valuer shall die delay or become unwilling or incapable of acting or if for any other reason the President for the time being of the Hong Kong Institute of Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may in writing discharge the Valuer and appoint another in his place.

(g)	When the amount of the revised rent shall have been ascertained in accordance with the above provisions, the Landlord and the Tenant shall execute a new tenancy agreement in respect of the Premises incorporating the new terms and conditions in the form prepared by the Landlord and in respect of which the parties shall bear their own costs and expenses.

(h)	(i)	If the revised rent payable on and from the commencement of the Option Period has not been agreed or determined by that date, rent shall continue to be payable at the rate payable immediately before the commencement of the Option Period on account for the revised rent and immediately upon the revised rent being ascertained the Tenant or the Landlord (as the case may be) shall pay to the other party any shortfall or surplus (as the case may be) between the rent paid and the revised rent payable for the period between the commencement of the Option Period and the date on which the revised rent is ascertained.

(ii)	For the purposes of this proviso the revised rent shall have been ascertained on the date when the same has been agreed between the parties or the date of the determination by the Valuer, whose determination shall be final and binding.

3.	Use of Licensed Area

Subject to the parties signing a separate licence agreement in the Landlord’s prescribed form, the Landlord shall license the store room on 22nd Floor of the Building as shown for the purpose of identification only on the attached floor plan and thereon coloured yellow to the Tenant at a nominal license fee of HK$1.00 for the entire license period which shall be equivalent to and co-terminus with the Term.

4.	Lift Lobby

Subject to the prior written approval by the Landlord, the Tenant shall be entitled to decorate the lift lobby of Level 22 of the Building (“the Lift Lobby”) in accordance with plans and specifications which shall have been first submitted to and approved in writing by the Landlord and the Manager by a contractor approved by the Landlord and the Manager in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to a first class office building and make good and repair all damage to the Building, the Premises and to the Landlord’s fixtures and fittings caused by such decoration works in a proper and workmanlike manner to the satisfaction of the Landlord Provided that all provisions relating to fitting out works as set out in this Agreement shall apply to the Tenant’s decoration works at the Lift Lobby AND PROVIDED FURTHER THAT the Tenant shall, unless otherwise directed by the Landlord, at its own cost and expense reinstate and yield up the Lift Lobby in its original state and condition when vacant possession of the Premises was first handed over to the Tenant at the commencement of the Term and in good clean and tenantable repair and condition upon the expiry or sooner determination of this Agreement. For the avoidance of doubt, the Landlord shall be entitled to request the Tenant to retain all or part(s) of its decoration works at the Lift Lobby by reasonable prior written notice to the Tenant if the Landlord so wishes without compensation to the Tenant.

SIGNED by	)
)
for and on behalf of the Landlord	)
whose signature(s) is/are verified by:-)

SIGNED by	)
)
for and on behalf of the	)
Tenant in the presence of :-)

Witness’s signature :
Name in block letters :
HKID Card No. :
Occupation:

22/F Tower 1
Grand Central Plaza

Not to Scale
For Identification purpose only

[redacted]